Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
XATA Corporation
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation)	41-1641815 (LR.S. Employer Identification No.)
151 East Cliff Road, Suite 10, Burnsville, MN 55337
(Address of Principal Executive Offices) (Zip Code)
2007 Long Term Incentive and Stock Option Plan, Employee Stock Awards,
Employee Non-Qualified Stock Options
(Full title of the plan)

With a copy to:

Mark E. Ties, CFO 151 East Cliff Road, Suite 10 Burnsville, MN 55337 Telephone: (952) 894-3680 (Name, address, and telephone number, including area code, of agent for service)	Janna R. Severance, Esq. Messerli & Kramer 1800 Fifth Street Towers 150 South Fifth Street Minneapolis, MN 55402-4218 Telephone: (612) 672-3709

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share(2)	price	registration fee
Common Stock (1) ($.01 par value)	1,062,593 shares	$4.915	$5,222,645	(.000107)
			Total Fee:	$559

(1)	Consists of (a) 500,000 shares reserved for awards and for issuance upon exercise of options that have been or may be granted under the 2007 Long Term Incentive and Stock Option Plan (the “Plan”) as adopted by resolution of the shareholders of the Company at the Company’s annual meeting on February 7, 2007; (b) 412,593 shares issued to employees as stock bonus awards (“Awards”); and (c) 150,000 shares subject to employee non-qualified stock options (“Options”). Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares which may be offered or sold pursuant to the Plan, the Awards, and the Options as a result of the operation of the provisions thereof intended to prevent dilution in the event of stock splits, consolidations or similar changes in capital stock.

(2)	Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and (h)(1), the price used is the mean of the high and low sale prices of the Common Stock on the Nasdaq Capital Market as of February 13, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, documents containing the information specified in Part I of Form S-8 will be distributed to persons who receive grants or awards under the 2007 Long Term Incentive and Stock Option Plan (the “Plan”) and those persons who hold the Awards and Options. Such disclosure documents constitute a Section 10(a) prospectus and are incorporated by reference in this Registration Statement, but are not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by XATA Corporation (the “Company”) are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.
     (b) The Company’s Definitive Proxy Statement dated January 5, 2007 for the Annual Meeting of Shareholders held on February 7, 2007.
     (c) The Company’s quarterly Report filed on Form 10-Q for the three months ended December 31, 2006.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Common Stock
     The Company is currently authorized to issue 25,000,000 shares of common stock, par value $.01 per share. As of February 14, 2007, 7,885,334 shares were issued and outstanding, all of which are fully paid and nonassessable. Holders of the shares are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares. Holders of the shares are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. The holders of the shares do not have the right to cumulate their votes in the election of directors, and, accordingly, the holders of 50% of the voting shares are able to elect all of the directors (except for directors elected by the holders of Series B Convertible Preferred Stock, voting separately as a class).
Preferred Stock
     The Company is authorized to issue 10,000,000 shares of preferred stock. As of February 13, 2007, there are issued and outstanding 1,814,827 shares of Series B Convertible Preferred Stock and 1,269,036 shares of Series C Convertible Preferred Stock. The Board of Directors may, without further action by the shareholders, from time to time, issue additional preferred stock in one or more series and determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, dividend rate, liquidation preference, conversion or exchange rights, redemption and sinking fund provisions, and the number of shares constituting and the designation of any such series. The issuance of preferred stock may, in some circumstances, deter or discourage takeover attempts and other changes in control of the Company, including takeovers and changes in control which some holders of the common stock may deem to be in their best interests and in the best interests of the Company, by making it more difficult for a person who has gained a substantial equity interest in the Company to obtain voting control or to exercise control effectively.
Item 5. Interests of Named Experts and Counsel
     The financial statements incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-KSB have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
     The validity of the securities offered pursuant to this Registration Statement will be passed upon by Messerli & Kramer, counsel to the Issuer.
     There are no other “experts” referenced in this Registration Statement. Neither Messerli & Kramer nor Grant Thornton LLP has any interest which is required to be disclosed herein.
Item 6. Indemnification of Directors and Officers
     Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the “Act”). Section 4.7 of the Company’s Articles of Incorporation and Article V of the Company’s Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification greater than that required by statute and purchase of insurance to meet the Company’s indemnification obligation. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.
     In addition, we have entered into indemnification agreements with Trident Capital, Inc. (the controlling entity of the holders of our Series B Convertible Preferred Stock) and the persons designated as directors of the Company by Trident Capital which is intended to hold them harmless from liability they may incur as a “controlling person,” in the case of Trident Capital, and as directors, with respect to the individual appointees.
     As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director’s duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director’s duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting, in an improper personal benefit to the director.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description

4.7	2007 Long Term Incentive and Stock Option Plan

10.46	Jay Coughlan Restricted Stock Award (1)

10.47	Jay Coughlan Matching Restricted Stock Award (1)

10.52	David Gagne Non-Qualified Option Agreement (2)

10.53	David Gagne Matching Restricted Stock Award (2)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel

(1)	Incorporated by reference to Exhibit filed as part of Form 8-K on October 4, 2006

(2)	Incorporated by reference to Exhibit filed as part of Form 8-K on January 8, 2007
Item 9. Undertakings
(a)	Rule 415 Offering
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” Table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on February 14, 2007.

XATA CORPORATION
By	/s/ John J. Coughlan
John J. Coughlan, Its Chairman and Chief
Executive Officer

POWER OF ATTORNEY
     The undersigned officers and directors of XATA Corporation hereby constitute and appoint John J. Coughlan and Mark E. Ties, or either of them, with power to act one without the other, our true and lawful attorney-in-act and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John J. Coughlan John J. Coughlan	Chairman and Chief Executive Officer (principal executive officer) and Director	February 14, 2007

/s/ Mark E. Ties Mark E. Ties	Chief Financial Officer (principal financial and accounting officer)	February 14, 2007

* Roger W. Kleppe	Director	February 14,2007

* Stephen A. Lawrence	Director	February 14, 2007

* Charles R. Stamp, Jr.	Director	February 14, 2007

* Carl M. Fredericks	Director	February 14, 2007

* Christopher P. Marshall	Director	February 14, 2007

*	Executed by the undersigned as attorney-in-fact for the named signatory

/s/ Mark E. Ties

INDEX TO EXHIBITS
TO FORM S-8

Exhibit No.	Description

4.7	2007 Long Term Incentive and Stock Option Plan

10.46	Jay Coughlan Restricted Stock Award (1)

10.47	Jay Coughlan Matching Restricted Stock Award (1)

10.52	David Gagne Non-Qualified Option Agreement (2)

10.53	David Gagne Matching Restricted Stock Award (2)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel

(1)	Incorporated by reference to Exhibit filed as part of Form 8-K on October 4, 2006

(2)	Incorporated by reference to Exhibit filed as part of Form 8-K on January 8, 2007